Wirtschaft/Medien

                                              Luebeck, Germany/Fort Lee, NJ USA/
                                              New Delhi, India, January 19, 2004


US-India Company targets growing digital TV markets in Asia, US and Europe

DISTINCTIVE DEVICES CLOSES ACQUISITION OF
GERMAN DIGITAL TV SPECIALIST GALAXIS


o    Strengthened capitalization for galaxis technology ag

o    Expansion into the Indian and Asian markets

o    LinuxTX(TM)and Multimedia Home Platform (MHP) deployed globally

          Distinctive Devices Inc. ("DDI") (OTCBB:DDVS - News) today announced its acquisition of galaxis technology ag located in Luebeck, Germany, and its two R&D subsidiaries. galaxis is a leading provider of digital television software and set-top-box technology. Over the past months, both companies have closely cooperated to secure expansions into the rapidly emerging markets for digital TV in US, Europe and Asia. With DDI's low cost R&D and manufacturing facilities located in India, the acquisition of galaxis' know-how, exclusive software developments and partnerships, will provide speedy and timely growth for sale in Europe, US and India. DDI and galaxis are in the midst of finalizing the expansion of state of the art R&D facilities and expanded production facilities and manufacturing set-up of digital set-top-boxes for the Indian market and sale in Europe to the existing customers cost efficiently. India is one of the world's fastest growing markets for digital television. With its Indian subsidiary Real Time Systems, DDI will deploy hardware and software for digital home entertainment to the largest Indian cable network Siti Cable with more than 12 million subscribers and Siti cable has also introduced India's first direct-to-home (DTH) satellite offering. DDI and galaxis are also planning to export competitively priced set-top boxes for cable, satellite and IP platform to Asian, Central as well as Eastern European and US markets.

          DDI acquired the outstanding galaxis capital stock in exchange for 6,400,000 shares of DDI Common Stock. Further, DDI issued 3,000,000 shares of its Common Stock to galaxis that galaxis pledged to its principal lending bank for operational financing.

          Galaxis is the initiator and proprietor of the Linux TV(TM) operating system empowering MHP (multi-media home platform), the new international DVB (digital video broadcast) standard for interactive digital television. Galaxis currently licenses several of its software technologies and applications to major companies such as Toshiba, for the production of digital appliances. For the 2003 fiscal year, galaxis had revenues of approximately US$40 million. The joint Company will register significant growth over the next 12 months as it


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completes its operation integration and production expansion with its low cost operation facilities in India.

          Sanjay Mody, President and CEO of Distinctive Devices Inc. at Fort Lee, New Jersey, said: "We are happy to announce the acquisition of one of the most innovative drivers in digital TV technology. With this investment, DDI is entering into the most dynamic markets for digital TV world-wide. In uniting galaxis German facilities with our low cost R&D, software development and production facilities based in India, we should obtain substantial cost advantages and faster time to market. At the same time, galaxis will be able to perform for its existing European markets even faster and more aggressively than ever."

          Galaxis' CEO Winfried M. Klimek added: "We are looking forward to quickly integrate the operations for optimum benefits. The acquisition by Distinctive Devices will turn the galaxis technology into an even more competitive supplier of state-of-the-art digital entertainment solutions such as Linux TV(TM) on a global scale. Our new combination should ensure long-lasting and continued developments backed by our technological core competences."

          This release contains forward-looking statements based upon current expectations that involve a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: risks in product and technology development and rapid technological change, risks in changing government standards and timetables for installation of new cable systems, risks in obtaining sufficient working capital, risks of customer acceptance, risks of competitive products and pricing, risks in production and marketing, risks of product defects, risk of currency fluctuations, risk of dependence on key personnel, and changing economic and political conditions. For a more detailed discussion of these and other risks, see DDI's Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB filed with the SEC.


Contact:

Distinctive Devices, Inc., Fort Lee
Sanjay Mody, 201-363-9922
sanmody@ddev.net
----------------
   or
Earl Anderson, 561-416-9804
www.ddev.net
------------
   or
galaxis technology ag
Stefan Susbauer, + 49-221-120-123
s.susbauer@susbauer.de
----------------------
www.galaxis.com
www.rtsindia.com


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